Exhibit 99.1

ESSA Pharma Provides Corporate Update and Reports Financial Results for Fiscal Third Quarter Ended June 30, 2024

On track to report updated Phase 1 masofaniten plus enzalutamide dose escalation data in patients with mCRPC naïve to second generation antiandrogens in the second half of 2024

Presentation of Phase 1b monotherapy results expected to be reported in the second half of 2024

Phase 2 dose expansion underway evaluating masofaniten plus enzalutamide in patients with mCRPC naïve to second generation antiandrogens; ESSA projecting completion of enrollment in the first quarter of 2025, with preliminary data expected in mid-2025

Cash runway sufficient to fund operations well beyond 2025

SOUTH SAN FRANCISCO, California and VANCOUVER, Canada, August 5, 2024 - ESSA Pharma Inc. ("ESSA", or the "Company") (NASDAQ: EPIX), a clinical-stage pharmaceutical company focused on developing novel therapies for the treatment of prostate cancer, today provided a corporate update and reported financial results for the fiscal third quarter ended June 30, 2024.

“With continued focus on execution, we are progressing towards a stream of significant milestones throughout the next nine to twelve months, with the first being the presentation at ESMO of more mature durability data from the Phase 1 dose escalation study evaluating masofaniten combined with enzalutamide in patients with metastatic castration-resistant prostate cancer naïve to second-generation antiandrogens,” said David Parkinson, MD, President and CEO of ESSA. “We are focused on the enrollment of the Phase 2 dose expansion study evaluating masofaniten in combination with enzalutamide, with 25 sites activated in the US, Canada and Australia and an additional 14 sites being activated in Europe. We look forward to reporting key data across these trials throughout the remainder of this year through 2025.”

Third Quarter Fiscal 2024 and Recent Highlights

Masofaniten Combination Studies

•	Phase 1/2 study is still ongoing evaluating masofaniten in combination with enzalutamide in patients with metastatic castration-resistant prostate cancer (“mCRPC”) naïve to second-generation antiandrogens but may have been treated with chemotherapy in the metastatic castration-sensitive setting. The latest reported results, which were presented at the ASCO-GU symposium in January 2024, demonstrated that the combination regimen continues to be well tolerated at the dose levels tested in up to 25 cycles of dosing in some patients. Reductions in PSA were observed across evaluable patients for efficacy in all dosing cohorts (n=16). Across all dosing cohorts, 88% of patients achieved PSA50, 81% of patients achieved PSA90, 69% of patients achieved PSA90 in less than 90 days, and 63% of patients achieved PSA <0.2ng/mL. While the data for time to PSA progression were still maturing, the median time to PSA progression was reported as 16.6 months with a median follow up at that time of 11.1 months. ESSA plans to report updated data from the Phase 1 dose escalation study at the European Society for Medical Oncology (ESMO) 2024 congress. ..
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•	Masofaniten continues to be evaluated in combination with enzalutamide compared to enzalutamide monotherapy in a Phase 2 dose randomized study in patients with mCRPC naïve to second-generation antiandrogens but who may have been treated with chemotherapy in the metastatic castration-sensitive setting. Enrollment in the Phase 2 portion of this Phase 1/2 study is expected to be completed during the first quarter of 2025. The study is currently enrolling at approximately 25 sites in the US., Canada, and Australia. Expansion to European clinical sites is in progress with an additional 14 clinical sites planned to be activated by the third quarter of 2024. ESSA is on track to report preliminary data from the Phase 2 dose expansion portion of the study in mid-2025.
•	Two additional masofaniten combination arms are continuing enrollment as part of the ongoing Phase 1 masofaniten study. One arm is evaluating masofaniten in combination with abiraterone acetate and prednisone in patients with either metastatic castration-sensitive prostate cancer or mCRPC, while the second arm is evaluating masofaniten in combination with apalutamide in patients with non-metastatic castration-resistant prostate cancer after 12 weeks of masofaniten single agent.
•	Two additional investigator-sponsored studies testing combinations of masofaniten with darolutamide or enzalutamide in different patient populations are currently enrolling: a) an Australian investigator-sponsored neoadjuvant study evaluating neoadjuvant use of the combination of masofaniten and darolutamide compared to darolutamide monotherapy in high-risk patients undergoing prostatectomy and b) an investigator-sponsored study which is testing masofaniten and enzalutamide in metastatic castration-sensitive prostate cancer patients.

Masofaniten Monotherapy Study

•	ESSA remains on track to complete the Phase 1b masofaniten monotherapy study evaluating masofaniten in patients with mCRPC resistant to second-generation antiandrogens. The initial results from the monotherapy study were reported at the 2023 ASCO-GU Symposium, and demonstrated that masofaniten monotherapy was well-tolerated, achieved clinically significant exposures, and showed preliminary signals of anti-tumor activity in a subset of patients. ESSA plans to present the complete Phase 1b monotherapy results in the second half of 2024 at a medical conference.
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Summary Financial results

(Amounts expressed in U.S. dollars)

•	Net Loss. ESSA recorded a net loss of $7.2 million for the third quarter ended June 30, 2024, compared to $7.3 million for the third quarter ended June 30, 2023.
•	Research and Development ("R&D") expenditures. R&D expenditures for the third quarter ended June 30, 2024, were $5.5 million compared to $6.3 million for the third quarter ended June 30, 2023, and include non-cash costs related to share-based payments of $851,971 for the third quarter ended 2024 compared to $599,621 for the third quarter ended 2023. The decrease is largely attributable to reductions in preclinical work with the focus on ongoing clinical trials.
•	General and Administration ("G&A") expenditures. G&A expenditures for the third quarter ended June 30, 2024, were $3.2 million compared to $2.6 million for the third quarter ended June 30, 2023, and include non-cash costs related to share-based payments of $1,748,227 for the third quarter ended 2024 compared to $561,452 for the third quarter ended 2023. The net decrease (net of share-based payments) relates to the timing of corporate projects and lower insurance premiums for the current period.

Liquidity and Outstanding Share Capital

•	As of June 30, 2024, the Company had available cash reserves and short-term investments of $130.7 million. The Company's cash position is expected to be sufficient to fund current and planned operations beyond 2025.
•	As of June 30, 2024, the Company had 44,368,959 common shares issued and outstanding.
•	In addition, as of June 30, 2024, there were 2,920,000 common shares issuable upon the exercise of prefunded warrants at an exercise price of $0.0001.

About ESSA Pharma Inc.

ESSA is a clinical-stage pharmaceutical company focused on developing novel and proprietary therapies for the treatment of patients with prostate cancer. For more information, please visit www.essapharma.com, and follow us on X and LinkedIn.

Forward-Looking Statement Disclaimer

This release contains certain information which, as presented, constitutes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and, and “forward-looking information” within the meaning of Canadian securities laws (collectively, “forward-looking statements”). Forward-looking statements include, but are not limited to, statements that relate to future events and often addresses expected future business and financial performance, containing words such as "anticipate", "believe", "plan", "estimate", "expect", and "intend", statements that an action or event "may", "might", "could", "should", or "will" be taken or occur, or other similar expressions and includes, but is not limited to, statements regarding the Company’s plans to report updated data from its studies, the Company’s advancement and evaluation of masofaniten, the timing of the Company’s studies, enrollment in the Company’s studies, the presentation of Phase 1a and 1b monotherapy results and the Company’s expected cash runway.

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Forward-looking statements are subject to various known and unknown risks and uncertainties, many of which are beyond the ability of ESSA to control or predict, and which may cause ESSA's actual results, performance or achievements to be materially different from those expressed or implied thereby. Such statements reflect ESSA's current views with respect to future events, are subject to risks and uncertainties and are necessarily based upon a number of estimates and assumptions that, while considered reasonable by ESSA as of the date of such statements, are inherently subject to significant medical, scientific, business, economic, competitive, political and social uncertainties and contingencies. In making forward-looking statements, ESSA may make various material assumptions, including but not limited to (i) the accuracy of ESSA's financial projections; (ii) obtaining positive results of clinical trials; (iii) obtaining necessary regulatory approvals; and (iv) general business, market and economic conditions.

Forward-looking statements are developed based on assumptions about such risks, uncertainties and other factors set out herein and in ESSA's Annual Report on Form 10-K dated December 12, 2023, under the heading "Risk Factors", a copy of which is available on ESSA's profile on EDGAR at www.sec.gov and on SEDAR+ at www.sedarplus.ca, and as otherwise disclosed from time to time on ESSA's EDGAR and SEDAR+ profiles. Forward-looking statements are made based on management's beliefs, estimates and opinions on the date that statements are made and ESSA undertakes no obligation to update forward-looking statements if these beliefs, estimates and opinions or other circumstances should change, except as may be required by applicable United States and Canadian securities laws. Readers are cautioned against attributing undue certainty to forward-looking statements.

Contacts

ESSA Pharma, Inc.

David Wood, Chief Financial Officer

778.331.0962

dwood@essapharma.com

Investors and Media:

Argot Partners

212.600.1902

essa@argotpartners.com

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ESSA PHARMA INC.

CONDENSED CONSOLIDATED INTERIM BALANCE SHEETS

(Unaudited)

Amounts in thousands of United States dollars

	June 30, 2024	September 30, 2023

Cash	$85,985	$33,702
Prepaids and other assets	46,681	115,420

Total assets	$132,666	$149,122

Current liabilities	3,575	3,495
Long-term debt	230	—
Shareholders' equity	128,861	145,627

Total liabilities and shareholders’ equity	$132,666	$149,122

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ESSA PHARMA INC.

CONDENSED CONSOLIDATED INTERIM STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited)

Amounts in thousands of United States dollars, except share and per share data

	Three months ended June 30, 2024	Three months ended June 30, 2023	Nine months ended June 30, 2024	Nine months ended June 30, 2023

OPERATING EXPENSES
Research and development	$5,484	$6,271	$17,039	$16,096
Financing costs	—	2	—	6
General and administration	3,154	2,639	9,688	8,889

Total operating expenses	(8,638)	(8,912)	(26,727)	(24,991)

Interest and other items	1,405	1,613	4,539	3,892

Net loss before taxes	(7,233)	(7,299)	(22,188)	(21,099)
Income tax expense (recovery)	—	—	—	(2)

Net loss for the period	(7,233)	(7,299)	(22,188)	(21,101)

OTHER COMPREHENSIVE LOSS
Unrealized gain on short-term investments	1	43	20	13

Comprehensive loss for the period	$(7,232)	$(7,256)	$(22,168)	$(21,088)

Basic and diluted loss per common share	$(0.16)	$(0.17)	$(0.50)	$(0.48)

Weighted average number of common shares outstanding	44,365,505	44,092,374	44,243,638	44,085,941

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